Exhibit 99.1

Earnings Per Share up 9.0% at Bar Harbor Bankshares

BAR HARBOR, Maine--(BUSINESS WIRE)--July 28, 2011--Bar Harbor Bankshares (the “Company”) (NYSE Amex: BHB) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced net income available to common shareholders of $2.8 million for the second quarter of 2011, representing an increase of $61 thousand, or 2.2%, compared with the second quarter of 2010. The Company’s diluted earnings per share amounted to $0.72 for the quarter, compared with $0.71 in the second quarter of 2010, representing an increase of 1.4%.

The Company’s annualized return on average shareholders’ equity amounted to 10.26% for the quarter, compared with 10.76% in the second quarter of 2010. The Company’s annualized return on average assets amounted to 0.96% for the quarter, compared with 1.01% in the second quarter of 2010.

For the six months ended June 30, 2011, the Company reported earnings available to common shareholders of $5.6 million, representing an increase of $532 thousand, or 10.4%, compared with the first six months of 2010. Diluted earnings per share amounted to $1.46, representing an increase of $0.12, or 9.0%, compared with the first six months of 2010.

The Company’s annualized return on average shareholders’ equity amounted to 10.69% for the six months ended June 30, 2011, compared with 11.01% in the first half of 2010. The Company’s annualized return on average assets amounted to 0.99%, compared with 1.09% in the first half of 2010.

A large contributing factor underlying the year-to-date increases in net income available to common shareholders and diluted earnings per share was the Company’s repurchase of all shares of its Preferred Stock from the U.S. Department of the Treasury (the “Treasury”) in the first quarter of 2010. The Preferred Stock was sold to the Treasury in 2009 as part of the Emergency Economic Stabilization Act. As a result of the repurchase, the Company accelerated the accretion of $496 thousand in preferred stock discount, reducing net income available to common shareholders and diluted earnings per share by $496 thousand and $0.13, respectively. Total preferred stock dividends and accretion of discount amounted to $653 thousand in the first six months of 2010, compared with none in 2011.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, “Considering the continued slow emergence from the national economic recession and sluggish loan demand at the local level, we are pleased to announce continued earnings growth while maintaining relatively strong asset quality. During the first half of 2011 the Company enjoyed a meaningful expansion of its interest margin and solid earning asset growth, which in turn increased net interest income by over $1 million, or 7%, compared with the first half of last year. While most banks have been reporting little or no loan growth, we are pleased to report continued increases in both our consumer and commercial loan portfolios. While overall credit quality remained relatively stable during the first half of 2011, highlighted by net loan charge-offs of only $65 thousand on a portfolio exceeding $731 million, we did need to increase the allowance for loan losses in the current quarter by provisioning $600 thousand, which was largely attributed to one problem relationship.”

In concluding, Mr. Murphy added, “The pace of the national economic recovery has certainly been disappointing and recent signs suggest that it may again be faltering. In addition to seriously depressed real estate markets, companies are laying off employees at a level not seen in nearly a year, hobbling the job market and again intensifying the lack of confidence by consumers and business owners alike. Given all of the economic uncertainties that lie ahead, we believe any community bank’s future success will be underpinned by a strongly capitalized balance sheet. In this regard, we believe that we are well positioned for any future uncertainties or opportunities, given our strong regulatory capital ratios and tangible common equity position.”

Balance Sheet

Assets: Total assets ended the second quarter at $1.15 billion, up $35.3 million, or 3.2%, compared with December 31, 2010. Asset growth was driven by increases in the Bank’s consumer and commercial loan portfolios, combined with an increase in investment securities.

Loans: Total loans ended the quarter at $731.3 million, up $3.6 million on a linked-quarter basis and representing an increase of $30.6 million, or 4.4%, compared with December 31, 2010. Consumer loans were up $20.7 million, which was principally attributed to the purchase of a Maine-based, seasoned portfolio of prime consumer loans in the first quarter of 2011. The Bank’s commercial loan portfolio continued its growth trend during the first half of 2011, posting an increase of $10.5 million or 2.6% compared with December 31, 2010.

Credit Quality: Total non-performing loans ended the quarter at $13.5 million, down from $13.7 million at December 31, 2010. One commercial real estate development loan to a local, non-profit housing authority in support of an affordable housing project accounted for $5.1 million, or 37.7% of total non-performing loans.

The Bank enjoyed low loan loss experience during the first half of 2011, with net loan charge-offs amounting to $65 thousand, or 0.02% of average loans. For the three and six months ended June 30, 2011, the Bank recorded provisions for loan losses of $600 thousand and $1.1 million, compared with $550 thousand and $1.1 million for the same periods in 2010. The provision recorded in the second quarter was largely attributed to an increase in the loss allowance for the aforementioned non-performing loan to a local, non-profit housing authority. At June 30, 2011, the allowance for loan losses (the “allowance”) stood at $9.5 million, up from $8.5 million at December 31, 2010. The increase in the allowance was largely reflective of loan growth during the first half of 2011, combined with continued elevated levels of non-performing and potential problem loans.

Securities: Total securities ended the second quarter at $366.6 million, up $8.7 million, or 2.4%, compared with December 31, 2010. Securities purchased during the first six months of 2011 consisted of mortgage-backed securities issued and guaranteed by U.S. Government agencies and sponsored-enterprises. Company management has been cautious about leveraging the portfolio to generate additional earnings in consideration of historically low market yields and the corresponding interest rate risk should interest rates begin to rise.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring and higher deposits in summer and autumn. The timing and extent of seasonal swings have varied from year to year, particularly with respect to demand deposits and NOW accounts.

Total deposits ended the second quarter at $729.1 million, up $20.8 million, or 2.9%, compared with December 31, 2010. Time deposits were up $45.7 million, offset by a combined seasonal decline of $24.9 million in demand, now and money market accounts. The increase in time deposits was attributed to brokered deposits obtained from the national market, which were principally utilized to replace seasonal deposit outflows while largely funding asset growth of $35.3 million.

Capital: At June 30, 2011, the Company and the Bank continued to exceed regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At June 30, 2011, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 9.05%, 13.61% and 15.52%, respectively.

At June 30, 2011, the Company’s tangible common equity ratio stood at 9.37%, up from 9.01% at December 31, 2010.

Shareholder Dividends: The Company paid a regular cash dividend of $0.27 per share of common stock in the second quarter of 2011, unchanged from the prior quarter, but representing an increase of $0.01 or 3.8% compared with the second quarter of 2010. As previously announced, the Company’s Board of Directors recently declared a third quarter 2011 regular cash dividend of $0.275 per share of common stock, up $0.005 or 1.9% from the prior quarter and representing an increase of $0.015 or 5.8% compared with the third quarter of 2010. Based on the June 30, 2011 price of BHB’s common stock, the annualized dividend yield amounted to 3.90%.

Results of Operations

Net Interest Income: For the three months ended June 30, 2011, net interest income on a tax-equivalent basis amounted to $9.0 million, up $286 thousand or 3.3% on a linked-quarter basis and representing an increase of $788 thousand or 9.6% compared with the second quarter of 2010. This increase was principally attributed to average earning asset growth of $80.5 million or 7.8%, and to a lesser extent, an improved net interest margin. The net interest margin amounted to 3.23% in the second quarter, an expansion of two basis points on a linked-quarter basis, and six basis points higher than the second quarter of 2010. This improvement was principally attributed to the cost of interest bearing liabilities, which declined ten basis points more than the yield on average earning assets compared with the second quarter of 2010.

For the six months ended June 30, 2011, net interest income on a tax-equivalent basis amounted to $17.7 million, up $1.0 million or 6.2% compared with the same period in 2010. This increase was principally attributed to average earning asset growth of $75.2 million or 7.3%, offset in part by a four basis point decline in the tax-equivalent net-interest margin to 3.22%, compared with the first half of 2010.

Non-interest Income: For the three months ended June 30, 2011, total non-interest income amounted to $1.5 million, down $310 thousand or 17.3%, compared with the second quarter of 2010. This decline was principally attributed to a decline in securities gains net of other-than-temporary impairment (“OTTI”) losses. Total second quarter securities gains net of OTTI losses amounted to a net loss of $54 thousand, compared with a net gain of $263 thousand in the second quarter of 2010, representing a decline of $317 thousand.

For the six months ended June 30, 2011, total non-interest income amounted to $3.2 million, down $488 thousand or 13.2%, compared with the first half of 2010. This decline was principally attributed to a decline in securities gains net of OTTI losses. Total securities gains net of OTTI losses amounted to $166 thousand in the first half of 2011, compared with $817 thousand during the same period in 2010, representing a decline of $651 thousand.

For the six months ended June 30, 2011, trust and other financial services fees amounted to $1.5 million, up $179 thousand or 13.4% compared with the first half of 2010. Reflecting additional new business and some recovery in the equity markets, at June 30, 2011 assets under management stood at $323.2 million, representing an increase of $55.2 million or 20.6% compared with June 30, 2010.

For the six months ended June 30, 2011, credit and debit card service charges and fees amounted to $579 thousand, up $53 thousand or 10.1% compared with the first half of 2010. This increase was principally attributed to continued growth of the Bank’s retail deposit base, higher levels of merchant credit card processing volumes, and continued success with a program that offers rewards for certain debit card transactions.

Non-interest Expense: For the three months ended June 30, 2011, total non-interest expense amounted to $5.8 million, up $370 thousand, or 6.9%, compared with the first quarter of 2010. The increase in non-interest expense was attributed to a variety of expense categories, including elevated levels of loan collection and other real estate owned expenses, and higher occupancy, equipment and marketing expenses. Salaries and employee benefits were up $40 thousand or 1.4%, but were inclusive of approximately $130 thousand in employee health insurance credits, based on favorable claims experience.

For the six months ended June 30, 2011, total non-interest expense amounted to $11.3 million, up $700 thousand, or 6.6%, compared with the first half of 2010. The increase in non-interest expense was attributed to a variety of expense categories including higher levels of loan collection and other real estate owned expenses as well as higher marketing and insurance expenses. Occupancy, furniture and equipment expenses were up a combined $168 thousand, or 11.4%, which were largely attributed to higher levels of utilities expense, equipment and software depreciation, and maintenance contract expenses related to a variety of technology upgrades and new technology systems and applications. Salaries and employee benefit expenses were up $205 thousand or 3.5%, but were inclusive of the previously mentioned health insurance credits. The increase in salaries and employee benefits was principally attributed to normal increases in base salaries, as well as changes in staffing levels and mix.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. For the three and six months ended June, 2011, the Company’s efficiency ratios amounted to 54.5% and 54.2%, which compared favorably to peer and industry averages.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares Selected Financial Information (dollars in thousands except per share data) (unaudited)

	Period End		2nd Quarter Average
Balance Sheet Data	6/30/2011	12/31/2010	2011	2010

Total assets	$1,153,210	$1,117,933	$1,156,570	$1,075,535
Total securities	366,579	357,882	371,029	339,521
Total loans	731,292	700,670	731,449	682,107
Allowance for loan losses	9,535	8,500	9,379	8,377
Total deposits	729,115	708,328	729,812	679,606
Total Borrowings	307,596	300,014	313,267	289,746
Shareholders' equity	110,930	103,608	108,446	101,099

	Three Months Ended		Six Months Ended
Results Of Operations	6/30/2011	6/30/2010	6/30/2011	6/30/2010

Interest and dividend income	$12,916	$12,605	$25,594	$25,559
Interest expense	4,292	4,810	8,636	9,706
Net interest income	8,624	7,795	16,958	15,853
Provision for loan losses	600	550	1,100	1,050
Net interest income after
provision for loan losses	8,024	7,245	15,858	14,803

Non-interest income	1,485	1,795	3,217	3,705
Non-interest expense	5,762	5,392	11,297	10,597
Income before income taxes	3,747	3,648	7,778	7,911
Income taxes	974	936	2,136	2,148

Net income	$2,773	$2,712	$5,642	$5,763

Preferred stock dividends and accretion of discount	-	-	-	653
Net income available to common shareholders	$2,773	$2,712	$5,642	$5,110

Share and Per Common Share Data

Period-end shares outstanding	3,862,273	3,776,812	3,862,273	3,776,812
Basic average shares outstanding	3,852,428	3,776,213	3,841,012	3,776,244
Diluted average shares outstanding	3,873,381	3,832,597	3,866,550	3,823,439

Basic earnings per share	$0.72	$0.72	$1.47	$1.36
Diluted earnings per share	$0.72	$0.71	$1.46	$1.34

Cash dividends	$0.270	$0.260	$0.540	$0.520
Book value	$28.72	$27.33	$28.72	$27.33
Tangible book value	$27.90	$26.49	$27.90	$26.49

Selected Financial Ratios

Return on Average Assets	0.96%	1.01%	0.99%	1.09%
Return on Average Equity	10.26%	10.76%	10.69%	11.01%
Tax-equivalent Net Interest Margin	3.23%	3.17%	3.22%	3.26%
Efficiency Ratio (1)	54.5%	55.2%	54.2%	54.0%

	At or for the Six Months Ended		At or for the Year Ended
	June 30,		December 31,

	2011	2010	2010
Asset Quality

Net charge-offs to average loans, annualized	0.02%	0.12%	0.24%
Allowance for loan losses to total loans	1.30%	1.24%	1.21%
Allowance for loan losses to non-performing loans	71%	99%	62%
Non-performing loans to total loans	1.85%	1.25%	1.95%
Non-performing assets to total assets	1.47%	0.79%	1.28%

Capital Ratios

Tier 1 leverage capital	9.05%	9.01%	9.01%
Tier 1 risk-based capital	13.61%	13.33%	13.57%
Total risk-based capital	15.52%	15.19%	15.41%
Tangible equity to total assets	9.35%	9.23%	8.99%
Tangible common equity (2)	9.37%	9.25%	9.01%

(1) Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI.

(2) Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.

CONTACT:
Bar Harbor Bankshares
Gerald Shencavitz, 207-288-3314
EVP and Chief Financial Officer